                                 United States
                      Securities and Exchange Commission
                            Washington, D.C. 20549


                                 SCHEDULE 13G

                   Under the Securities Exchange Act of 1934

                              (Amendment No. 15)*



                           METHODE ELECTRONICS, INC.
--------------------------------------------------------------------------------
                               (Name of Issuer)

                             Class B Common Stock
--------------------------------------------------------------------------------

                         (Tide of Class of Securities)

                                  591520 10 1
                         -----------------------------
                                (CUSIP Number)



--------------------------------------------------------------------------------
             (Due of Event Which Requires Filing of this Statement)

Check the box to designate the rule pursuant to which this Schedule is filed:

[_]  Rule 13d-l(b)

[_]  Rule 13d-l(c)

[X]  Rule 13d-l(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB control number.

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                                                           Page 2 of 4
CUSIP    No. 591520-10-1

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      NAMES OF REPORTING PERSONS.
 1    I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY).

      WILLIAM J. MCGINLEY

------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
 2                                                                    (a) [_]
                                                                      (b) [_]
      Not Applicable
------------------------------------------------------------------------------
      SEC USE ONLY
 3


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      CITIZENSHIP OR PLACE OF ORGANIZATION
 4
      United States of America

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                          SOLE VOTING POWER
                     5
     NUMBER OF            880,902

      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6
                          10,000
     OWNED BY
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING             873,264

      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8
                          10,000
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
      890,902
------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
10    (SEE INSTRUCTIONS)
                                                                    [_]
      Not Applicable
------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
11
      74.8%

------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
12
      IN

------------------------------------------------------------------------------


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                                                                     Page 3 of 4
Item  1(a).  Name of Issuer

             Methode Electronics, Inc.

Item  1(b).  Address of Issuer's Principal Executive Offices

             7444 West Wilson Avenue
             Chicago, Illinois 60656

Item 2(a).   Name of Person Filing

             William J. McGinley

Item 2(b).   Address of Principal Business Office or, if none, Residence

             7444 West Wilson Avenue
             Chicago, Illinois 60656

Item 2(c).   Citizenship

             United States of America

Item 2(d).   Title of Class of Securities

             Class B Common Stock

Item 2(e).   CUSIP Number

             591520-10-1

Item  3.     Not Applicable

Item  4.     Ownership

     (a)     Amount beneficially owned:  890,902

     (b)     Percent of class:              74.8%

     (c)     Number of shares as to which the person has:

             (i)   Sole power to vote or to
                   direct the vote.................................      880,902

             (ii)  Shared power to vote or to
                   direct the vote.................................       10,000

             (iii) Sole power to dispose or to
                   direct the disposition of.......................      873,264

             (iv)  Shared power to dispose or to
                   direct the disposition of.......................       10,000

Item 5.      Ownership Five Percent or Lessor of a Class:

             Not Applicable

Item 6.      Ownership of More than Five Percent on Behalf of Another Person:

             Not Applicable
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                                                                     Page 4 of 4

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company:

             Not Applicable

Item 8.      Identification and Classification of Members of the Group:

             Not Applicable

Item 9.      Notice of Dissolution of Group:

             Not Applicable

Item 10.     Certification:

             Not Applicable


     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                                       February 3, 1999



                                       /s/ William J. McGinley
                                       -----------------------------------------
                                           William J. McGinley